Exhibit 15


March 5, 2004


CBRL Group, Inc.
106 Castle Heights Avenue North
Lebanon, Tennessee 37088-0787

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of CBRL Group, Inc. and subsidiaries for the three-month and six-month periods ended January 30, 2004 and January 31, 2003, as indicated in our report dated March 5, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended January 30, 2004, is incorporated by reference in Registration Statement Nos. 2-86602, 33-15775, 33-37567, 33-45482, 333-01465, 333-71384, 333-81063 and 333-111364 on Forms S-8
and Registration Statement Nos. 33-59582, 333-90996-02 and 333-90996-13 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP


Nashville, Tennessee